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[ENRON LOGO]

                                                      ENRON
                                                      P.O. Box 1188
                                                      Houston, TX 77251-1188

                                                      NEWS RELEASE

                                                      Mark Palmer
                                                      (713) 853-4738


ENRON BOARD APPROVES PROPOSAL TO CREATE
NEW PIPELINE COMPANY

FOR IMMEDIATE RELEASE:  Wednesday, March 19, 2003

         HOUSTON - The Enron Corp. Board of Directors voted today to move forward with the creation of a new pipeline operating entity rather than sell the company's interests in its three North American pipelines. This decision, which is part of an extensive due diligence and auction process for 12 of Enron's core domestic and international assets, was made after the Board received and considered multiple bids for the three pipeline interests.
         "We considered the potential long-term value and benefits to Enron's stakeholders of retaining certain groupings of assets for future value, compared to the potential for selling our interests in the near-term based on the bids we received," said Stephen F. Cooper, Enron interim CEO. "We believe that, for this group of assets, this option will maximize the value available for ultimate distribution to our creditors. We have continued to work with Enron's Official Unsecured Creditors' Committee throughout this process and, under the current circumstances, they are supportive of this decision."
         The new company, temporarily referred to as "PipeCo," would include Enron's interests in Transwestern Pipeline Company, Citrus Corp., and Northern Plains Natural Gas Company.
         PipeCo is expected to be a new corporate entity governed by an independent board of directors. Upon resolution of Enron's Chapter 11 bankruptcy case, it is anticipated that shares of PipeCo would be distributed to creditors in connection with Enron's plan of reorganization. The formation of PipeCo will require various Board, bankruptcy court and other regulatory approvals, as well as the consent of the Official Unsecured Creditors' Committee.
         In connection with the decision to retain the pipelines, Enron also is evaluating the potential sale of a minority interest in PipeCo.

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         Enron is continuing to evaluate its options for its interests in various international assets. Enron management is preparing to present a plan to the Board for the formation of a new entity, temporarily referred to as "InternationalCo," which would include Enron's interests in certain international assets. If approved by the Board and the Official Unsecured Creditors' Committee, it is expected that the entity would be formed in connection with the confirmation of Enron's plan of reorganization and its shares would be distributed to creditors.
         Enron also is moving forward with the auction process for the sale of certain major assets, including Eco-Electrica, Portland General Electric Company, Sithe/Independence Power Partners, and Compagnie Papiers Stadacona, as well as other assets in the Enron estate.
         The company is filing an 8-K with the Securities and Exchange Commission detailing today's Board action. That filing can be viewed at http://www.enron.com/corp/investors/sec/pdfs/2003/2003-03-19-8-k.pdf.
         Enron is continuing to work on a proposal for its plan of reorganization. The company's exclusive period for proposing a plan is currently scheduled to expire on April 30, 2003.
         Enron has significant electricity and natural gas assets in North and South America. Enron's Internet address is www.enron.com.

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